                                                                      EXHIBIT 99

                                                                  [TENNECO LOGO]
NEWS RELEASE


Contact:        Warren Hazelton, Tenneco Packaging, 847-492-6968
                Mike Bazinet, 203-863-1073

              TENNECO ACQUIRES PROTECTIVE AND FLEXIBLE PACKAGING
                 OPERATIONS OF KNP BT FOR $375 MILLION (USD)


        GREENWICH, Conn., March 24, 1997 - Tenneco announced today that it has signed a definitive agreement to purchase the protective and flexible packaging division of NV Koninklijke KNP BT (KNP BT), a Dutch distribution, paper and packaging firm, for approximately USD $375 million. The business will be part of Tenneco Packaging.
        The acquisition consists of a protective packaging business with operations in Europe and North America and a European flexible packaging business. The combined operations accounted for $542 million (USD) in 1996 sales and employ approximately 3,000 worldwide.
        "With this purchase, we more than double Tenneco Packaging's sales in Europe and we establish a significant presence in two additional growth segments of the packaging business," said Dana G. Mead, chairman and CEO of Tenneco. "This acquisition came at the right price, is an excellent strategic fit, and will immediately contribute to net income. It also helps offset the cyclicality inherent in the containerboard portion of our packaging business."
        The acquisition is expected to close by the end of April, subject to European Union regulatory approval.
        "Acquiring this part of KNP BT makes us a leader in protective packaging in both the U.S. and Europe and positions us for global growth serving such major industries as health care, electronics and auto parts," said Paul T. Stecko, chief operating officer, Tenneco. "Protective packaging will be a primary growth platform for Tenneco Packaging. This is great news for our customers, both in the U.S. and in Europe, because it broadens our already diverse product line and enables us to offer them an even wider range of packaging solutions."
        The protective packaging unit's products include air-cushion plastic packaging, polyethylene foam sheets and planks, paper-based cushioning materials and padded mailers. The flexible packaging group produces printed plastic and paper packaging for detergents, hygienic paper products and food, as well as medical packaging.
        Tenneco's new European protective packaging operations are located in the Netherlands, Belgium, Germany, France and Poland, with two facilities each in Italy and the UK. The unit includes the North American subsidiary Astro-Valcour Inc. (AVI) with nine locations in the U.S. and one in Canada. There are four flexible packaging operations in Germany and one in Egypt. (See attached map)

                                        -more-

        In the last two years, Tenneco has made approximately $1.6 billion in specialty packaging acquisitions, having purchased the Mobil Plastics operation in 1995, Amoco Foam Products in 1996, and Delyn Plastics and Penlea in the UK, also in 1995.
        Tenneco Packaging is one of the world's leading manufacturers of packaging and related products. The company's paperboard businesses focus on value-added corrugated packaging, folding cartons and containerboard, as well as specialty products such as point-of-purchase displays and kraft honeycomb products. Its specialty businesses are market leaders in food containers and packaging made from aluminum foil, clear plastic, polystyrene foam, molded fiber and pressed paperboard, as well as polyethylene bags and industrial stretch wrap. Consumer products include Hefty(R) trash bags, Hefty OneZip(R) and Baggies(R) food storage bags, E-Z Foil(R) single-use cookware and Diamond(R) tableware.
        Tenneco is a $7 billion global manufacturing company headquartered in Greenwich, Conn., with 45,000 employees worldwide. The company also has significant automotive parts manufacturing operations and is one of the world's leading producers and marketers of ride control products and exhaust systems, which carry the Monroe(R) and Walker(R) brand names.


                                    * * *


Tenneco press releases, stock quotes and additional information about the company are available 24 hours a day, seven days a week through Company News on Call, a service of PR Newswire. To access via the Internet, go to: http://www.prnewswire.com/cnoc. Press releases are also available at no charge via fax: Dial 1-800-758-5805 and input extension 113062.

                                   [EUROPEAN MAP]



INTERNATIONAL LOCATIONS
                                            ---------------------------------
*  PROTECTIVE:                              KNP PLASTIC PACKAGING DIVISION
   -   8 manufacturing
         locations in 7                     Employees:    3,000
         countries
   -   11 distribution centers              Annual Sales: $542 million(US)
       in UK

-  FLEXIBLE:                                PROTECTIVE PACKAGING PRODUCTS:
   -   4 manufacturing                          Air-cushion plastic packaging
       locations in Germany                     polyethylene foam sheets and
   -   1 manufacturing                          planks paper-based cushioning
       location in Egypt                        materials, padded mailers.

                                            FLEXIBLE PACKAGING PRODUCTS
                                                Printed plastic and paper
                                                packaging for detergents,
                                                hygienic paper products, food
                                                and medical packaging.
                                            ---------------------------------






DOMESTIC LOCATIONS                                 [ US MAP]

    PROTECTIVE PACKAGING:

    -  10 manufacturing locations

    -  5 warehouse facilities

    -  Headquarters in Glens Falls, NY